UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2019

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Square, Inc. (the “Company”) has appointed Amrita Ahuja as the Company’s Chief Financial Officer and Treasurer. The appointment is effective as of January 22, 2019, provided, however, that if Ms. Ahuja’s employment start date changes, such effective date shall instead be her start date. Ms. Ahuja will replace Timothy Murphy and Mohit Daswani who have served as Interim Co-Chief Financial Officers and Treasurers.

Ms. Ahuja, age 39, has served as the Chief Financial Officer of Blizzard Entertainment, Inc., a leading global developer and publisher of interactive software products and entertainment content with over $2 billion in annualized revenue and a division of Activision Blizzard, Inc., since March 2018. From June 2010, she served in various positions at Activision Blizzard, Inc., including as Senior Vice President of Investor Relations from January 2015 to May 2018, Vice President, Finance and Operations from August 2012 to January 2015, and Vice President, Strategy and Business Development from June 2010 to August 2012. Prior to that, she was a Director of Business Development at Fox Networks Group. She holds an M.B.A. from Harvard Business School and an A.B. from Duke University.

Pursuant to the terms of an offer letter (the “Offer Letter”), dated as of December 16, 2018, Ms. Ahuja will receive an annual salary of $450,000 and a one-time hire-on bonus of $315,000 that is subject to reimbursement in the event that Ms. Ahuja voluntarily terminates her employment with the Company within 12 months of the hire date. She will also receive a one-time hire-on bonus of $150,000 on the first anniversary of her employment. Ms. Ahuja will be granted equity awards with a total target value of $12 million, which will be comprised of restricted stock awards (“RSAs”) with a target value of $9 million and stock options with a target value of $3 million. The RSAs and stock options will vest over four years as described in the Offer Letter and subject to the terms of the Company’s 2015 Equity Incentive Plan, as amended and restated, and the restricted stock award agreement and stock option agreement, as applicable. Ms. Ahuja will also be eligible to enter into a Change of Control and Severance Agreement in substantially the same form as filed by the Company in its registration statement on Form S-1 filed on October 14, 2015. In addition, the Company will pay the costs of reasonable relocation needs. The foregoing description of Ms. Ahuja’s Offer Letter is qualified in its entirety by the text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Ms. Ahuja and any director or officer of the Company, and she has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Ahuja’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter between the Company and Amrita Ahuja, dated as of December 16, 2018

99.1	Press Release, dated January 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

Date: January 4, 2019	By:	/s/ Sivan Whiteley
Sivan Whiteley General Counsel and Corporate Secretary